Exhibit 99


FOR IMMEDIATE RELEASE:   Monday, October 28, 1996

                 GREENSTONE INDUSTRIES SIGNS DEFINITIVE MERGER
                        AGREEMENT WITH LOUISIANA-PACIFIC

BETHESDA, MD -- GreenStone Industries, Inc. (NASDAQ/NM: STON) announced today it has signed a definitive merger agreement to be acquired by Louisiana-Pacific Corporation (NYSE:LPX). Public shareholders of GreenStone will receive $5.25 per share in cash. Management and certain affiliated shareholders will receive restricted securities of Louisiana-Pacific of equivalent value. The merger agreement has been approved by the boards of directors of both GreenStone and L-P. The Company expects to hold a meeting of its shareholders in December to vote on the proposed merger. Closing of the acquisition is subject to approval by GreenStone's shareholders, including approval by a majority of the public shareholders, obtaining various third-party consents, and certain regulatory approvals, among other things.

"We are excited by the prospect of joining Louisiana-Pacific. Our value-added products, made primarily from recycled paper, are a good match for L-P's strategic focus. We expect that the combination of the respective strengths of our companies will contribute to significantly increasing the market for our superior cellulose insulation products," said Eric Oganesoff, chairman and chief executive officer of GreenStone Industries.

Under the terms of the agreement L-P has agreed with GreenStone to reduce the exercise price of GreenStone's publicly traded common stock purchase warrants (NASDAQ/NM:STONW) to $4.95, for a period of 60 days following the closing of the merger, which will allow the holders thereof to receive a net amount of $0.30 for each share represented by such purchase warrants.

The terms of the agreements between the parties also provide that GreenStone would be required to pay a break-up fee of up to $500,000 if the transaction is terminated under specified circumstances, including if the board of directors of GreenStone, in the exercise of its fiduciary duties, withdraws its recommendation of the merger, and GreenStone is acquired by another purchaser.

GreenStone  Industries   manufactures  high  quality  cellulose  insulation  and
specialty fibers from recycled paper -- primarily old newspaper.

Additional information about the company's products and services, financial data and other information can be found at the company's web site on the Internet at http://www.ston.com.

CONTACT:    John R. Bernardi, chief financial officer, (301) 564-5900